Putnam Diversified Income Trust, September 30, 2015, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 95,704
Class B		  2,864
Class C   	 40,153
Class M		  8,120

72DD2 (000s omitted)

Class R		    259
Class R5	      0
Class R6	    567
Class Y		126,733

73A1

Class A	    	  0.336
Class B	    	  0.279
Class C	    	  0.280
Class M 	  0.317

73A2

Class R	    	  0.314
Class R5	  0.359
Class R6 	  0.360
Class Y	    	  0.358

74U1	(000s omitted)

Class A	        259,112
Class B	          9,691
Class C	        137,100
Class M	         23,508

74U2	(000s omitted)

Class R		    541
Class R5	      1
Class R6          1,476
Class Y	        316,589

74V1

Class A		   7.08
Class B		   7.01
Class C		   6.96
Class M		   6.97

74V2

Class R		   7.00
Class R5	   7.01
Class R6	   7.02
Class Y		   7.01


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.